FOR MORE INFORMATION:	Company Contact:
Jacqueline Lemke
President, CEO and CFO
Phone: 765.497.5829
jlemke@BASinc.com

Agency Contact:
Neil Berkman
Berkman Associates
Phone: 310.477.3118
info@berkmanassociates.com

BASi Announces Extension of Mortgage Maturity

WEST LAFAYETTE, IN – November 4, 2013 - Bioanalytical Systems, Inc. (NASDAQ:BASI) announced today that it has negotiated a twelve month extension, until October 31, 2014, on the maturity of its $5,255,000 mortgage that was originally scheduled to mature on October 31, 2013.

"This extension enhances our flexibility as we continue to explore alternatives for this debt, including a sale/leaseback transaction on our building in West Lafayette or a refinancing," said President, CEO and CFO Jacqueline Lemke.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company's filings with the Securities and Exchange Commission.